Filed Pursuant to Rule 433

Registration No. 333-138755

333-138755-01

Final Term Sheet

November 6, 2007

Textron Financial Corporation

$50,000,000 Fixed Rate Notes due 2010

Issuer:	Textron Financial Corporation
Ratings:	A3/A-/A- (Stable/Stable/Positive)
Format:	SEC Registered
Ranking:	Senior Unsecured
Issue of Securities:	Medium-Term Notes, Series F due November 1, 2010
Principal Amount:	$50,000,000
Trade Date:	November 6, 2007
Settlement Date:	November 9, 2007
Maturity Date:	November 1, 2010
Interest Payment Dates:	Semi-annually on each May 1 and November 1
First Pay Date:	May 1, 2008
Pricing Benchmark:	4.5% Treasury Notes due May 15, 2010
Coupon:	5.125%
Price:	100.433%
Accrued Interest to Issuer:	$56,944.44
Day Count:	30/360
CUSIP:	88319QL84
All-in price:	100.228%
Proceeds to Issuer:	$50,170,944.44 (includes Accrued Interest)
Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The notes offered by this term sheet form a part of the same series as, and are fungible with, our outstanding notes due November 1, 2010 that were traded on October 29, 2007. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $450,000,000.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408

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